Exhibit 99.3

November 5, 2025

Board of Directors

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Re: Registration Statement on Form S-4 of Fifth Third Bancorp, filed November 5, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 5, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Fifth Third Bancorp (the “Company”) of the exchange ratio of 1.8663 shares of common stock, without par value, of the Company to be issued in exchange for each share of common stock, par value $5.00 per share, of Comerica Incorporated (“Comerica”) pursuant to the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Company, Fifth Third Financial Corporation, a wholly-owned subsidiary of the Company, Comerica and Comerica Holdings Incorporated, a wholly-owned subsidiary of Comerica.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinions of Fifth Third’s Financial Advisor,” “THE MERGERS—Background of the Mergers,” “THE MERGERS—Fifth Third’s Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors,” “THE MERGERS—Opinions of Fifth Third’s Financial Advisors” and “THE MERGERS—Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)